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                                                       Exhibit 7.14


                          AMERICAN INDUSTRIAL PROPERTIES
                                      R E I T



Via Facsimile and Federal Express


February 14, 1996



Mr. Richard M. Osborne
c/o Black Bear Realty, Ltd.
7001 Center Street
Mentor, Ohio  44060

Dear Mr. Osborne:

     We acknowledge receipt of your letter dated February 13, 1996. Please be advised that any communications by you to Manufacturers Life Insurance Company ("MLI") are not justified and may cause significant adverse consequences for American Industrial properties REIT ("AIP") and its shareholders. Any interference with AIP's relationship with MLI could have significant financial consequences to the Trust. Accordingly, we request that you refrain from any actions involving MLI as it relates to AIP.

     We cannot disclose to you any details regarding AIP's actions related to MLI which would constitute material, non-public information. Please be assured, however, that we are proceeding in a manner that we believe is in the best interest of all of AIP's shareholders.

                              Very truly yours,
                              AMERICAN INDUSTRIAL PROPERTIES REIT



                              /s/ Charles W. Wolcott
                              ------------------
                              President and CEO

cc:  William H. Bricker
     Bryan L. Goolsby